UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2013

Taylor Capital Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (847) 653-7978

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On October 29, 2013, Taylor Capital Group, Inc. (the “Company”), the parent company of Cole Taylor Bank (the “Bank”), agreed to repurchase 11,000 shares of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), in two privately negotiated transactions for an aggregate price of $11.0 million, the face liquidation amount of the shares, plus approximately $116,000 of accrued but unpaid dividends at a current annual rate of 5.0%. These repurchases settled on November 1, 2013, and were funded using available cash on hand at the Company.
In addition, on November 1, 2013, the Company announced it had issued a notice to redeem 47,650 shares of Series B Preferred Stock for an aggregate price of $47.7 million, the face liquidation amount of the shares, plus approximately $708,000 of accrued but unpaid dividends. The shares will be redeemed pro rata from current holders, through The Depository Trust Company as securities depository for the Series B Preferred Stock. The redemption date for this transaction is December 2, 2013, and the transaction will be funded using available cash on hand at the Company.
Following completion of both the privately negotiated repurchase and the redemption, 19,973 shares of the Series B Preferred Stock will remain outstanding, representing a liquidation amount of approximately $20.0 million.

Cautionary Note Regarding Forward-Looking Statements: Certain statements in this report constitute forward-looking statements. These forward-looking statements reflect current expectations about certain prospects and opportunities, and anticipated or expected events. These forward-looking statements may be identified by words such as “may,” “plan,” “should,” “will,” “expect,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available and are subject to a number of risks, uncertainties and other factors that could cause Taylor Capital Group, Inc.'s performance and actual events in 2013 and beyond to differ materially from expectations expressed in, or implied by, these forward-looking statements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 1, 2013

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Randall T. Conte
Randall T. Conte
Chief Financial Officer